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EXHIBIT 99.3

VENTURE FINANCIAL GROUP, INC.

EMPLOYEE NONQUALIFIED STOCK OPTION AGREEMENT

        This Employee Nonqualified Stock Option Agreement ("Agreement") is entered into by and between VENTURE FINANCIAL GROUP, INC., a Washington corporation ("Venture Financial") and the Employee, named below.

1.	Pursuant to Venture Financial's Employee Stock Option Plan (the "Plan") and subject to the terms of this Agreement, Venture hereby grants the following irrevocable nonqualifed stock option ("Option"):
Employee:

	Option Share:	Exercise Price:

	Date of Grant:	Date of Termination:

Vesting Schedule: This Option will become exercisable as to Shares on each of the first anniversary dates from the Date of Grant.
2.
Pursuant to this Option, the Employee has the option to purchase the stated number of Option Shares of the common stock of Venture Financial Group, Inc. at the Exercise price, payable on the date of exercise. This Option is granted as of the Date of Grant, and shall terminate on the Date of Termination unless sooner terminated by reason of death, disability or other termination of status as an employee as provided in the Plan.
3.
This Option shall become exercisable according to the Vesting Schedule. Option Shares as to which this Option becomes exercisable are called "Vested Shares". This Option shall be exercisable as to Vested Shares in whole or in part at any time between the Date of Grant and the Date of Termination of this Option. Notwithstanding the foregoing, if the Optionee's status as an employee with Venture Financial terminates, this Option will cease to vest and will not become exercisable as to any additional shares, as of the date on which the Optionee's employment terminates. In such case, this Option will be limited to the Vested Shares as of such date of the termination of employment.

4.
This Option must be exercised by actual delivery to Venture of a written notice of exercise signed by Employee specifying the number of shares with respect to which this Option is being exercised and the per-share Exercise Price, accompanied by payment of the full amount of the Exercise Price for the number of shares being purchased, together with the applicable Federal income tax withholding amount, if any.
5.	All terms and conditions of the Plan are hereby incorporated by this reference as a part of this Agreement, including but not limited to the "Terms and Conditions of Options" provided in the Plan.
EMPLOYEE	VENTURE FINANCIAL GROUP, INC. A Washington Corporation

By:

Print Name:	Title:

I hereby acknowledge that I have received a copy of the Plan, incorporated by reference above.

Employee

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VENTURE FINANCIAL GROUP, INC. EMPLOYEE NONQUALIFIED STOCK OPTION AGREEMENT